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                                                                    EXHIBIT 23.2
                    CONSENT OF INDEPENDENT AUDITORS-KPMG LLP


The Board of Directors
Clear Channel Communications, Inc.:

We consent to the incorporation by reference in the Registration Statements of Clear Channel Communications, Inc. on Form S-3 (No. 333-47367) and Form S-4 (No. 333-72839) of our report dated February 10, 2000 on the consolidated balance sheets of Hispanic Broadcasting Corporation (formerly Heftel Broadcasting Corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the 1999 Annual Report on Form 10-K of Clear Channel Communications, Inc.

We also consent to the incorporation by reference of the aforementioned report in the Registration Statements on Form S-8 of the 1984 Incentive Stock Option Plan of Clear Channel Communications, Inc. (No. 33-14193); the Clear Channel Communications, Inc. Nonqualified Stock Option Plan (No. 33-59772); the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan; the Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, the Clear Channel Communications, Inc. Directors' Nonqualified Stock Option Plan, the Option Agreement for Officer (No 33-64463); the Non-Qualified Option Grant to Karl Eller dated April 10, 1997, the Non-Qualified Option Grant to Paul J. Meyer dated April 10, 1997, the Non-Qualified Option Grant to Timothy J. Donmoyer dated April 10, 1997, and the Eller Media Company Senior Management Incentive Plan of Clear Channel Communications, Inc. (No. 333-29717), the Clear Channel Communications, Inc. 1998 Stock Incentive Plan (No. 333-61883) and the Clear Channel Communications, Inc. Employee Stock Purchase Plan (No. 333-30784).


Dallas, Texas
March 14, 2000